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                                                                    EXHIBIT 10.3

                                            October 14, 1998

[EMPLOYEE]
[TITLE]
Oryx Energy Company
13155 Noel Road
Dallas, Texas 75240-5067

Dear               :

     Kerr-McGee Corporation (the 'Company') and Oryx Energy Company ('Oryx') have entered into a merger agreement providing for the merger of Oryx into the Company. The Company and Oryx have determined it is important to the success of the Company that you remain for a transition period after the merger. This letter contains the terms and conditions of your continued employment with the Company following the merger.

     You will be employed by the Company with responsibilities as assigned
during the transition. You will be paid $      per month for the period you are
employed by the Company following the merger and will be entitled to participate in benefit plans to which you are currently entitled maintained for the benefit of Oryx employees. Your employment following the merger will continue until September 1, 1999, unless at the option of the Company your employment is terminated earlier. Upon termination of your employment, you will resign your position as an officer of the Company.

     You presently are a participant in the Oryx Amended and Restated Special Executive Severance Plan (the 'Plan') and, pursuant to the Plan, have executed an Executive Severance Agreement (the 'Severance Agreement') amended as provided under the merger agreement. The Company acknowledges that in the absence of your continued employment under this letter agreement, the merger would entitle you to terminate your employment and receive the benefits numerated in the Plan and in the Severance Agreement. Upon the ultimate termination of your employment, therefore, the Company will pay you the benefits contemplated by the Plan and the Severance Agreement.

     The monthly salary provided under this letter agreement shall not constitute compensation for purposes of any bonus, incentive, change in control, severance, employee benefit plan (as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended) or any other plan, program or arrangement of the Company, Oryx or their affiliates provided, however, that nothing herein will disqualify you from receiving age and service credits for the time you are employed by the Company for purposes of determining your eligibility to participate, vesting and eligibility to receive benefits under the applicable defined benefit pension plans. The Company shall be entitled to withhold from payment any amount of withholding required by law.

     This letter agreement, with the Plan and the Severance Agreement, constitutes the entire understanding between you and the Company, Oryx or their affiliates with respect to the subject matter hereof, and supersedes all prior understandings and agreements, written and oral, with respect to the subject matter hereof. This letter agreement may only be amended by written agreement signed by you and the Company. This letter agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware applicable to contracts to be performed therein.

     If the foregoing is acceptable to you, please sign the agreement below and return it to Russell G. (Jack) Horner, Jr. at the Company as soon as possible.

                                            Sincerely,

                                            Luke R. Corbett

Accepted and agreed: